SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2003

THE FEMALE HEALTH COMPANY
(Exact Name of Registrant as Specified in Charter)

Wisconsin
(State or Other Jurisdiction of Incorporation)

0-18849	39-1144397

(Commission File Number)	(I.R.S. Employer Identification Number)

515 North State Street Suite 2225 Chicago, Illinois	60610

(Address of Principal Executive Offices)	(Zip Code)

312-595-9123
(Registrant's telephone number, including area code)

Item 9. Regulation FD Disclosure.

On September 30, 2003, The Female Health Company (the "Company") entered into an agreement with the U.S. Agency for International Development ("USAID"). Under this agreement, the Company may supply up to 25 million units of FC Female Condoms for $14,750,000 to USAID through December 31, 2006 at a price of $0.59 per unit principally for use in family planning programs supported by USAID in developing countries. USAID has ordered 3 million units of FC Female Condoms for $1,770,000 for delivery between September 30, 2003 and December 31, 2004 and has the option to order up to an additional 6 million units for $3,540,000 during that period. USAID also has the option to order up to 8 million units of FC Female Condoms for $4,720,000 in each of calendar year 2005 and calendar year 2006. USAID has the right to terminate the agreement at any time for its sole convenience, and no assurance can be given as to the amount of FC Female Condoms that USAID will purchase during the term of the agreement.

Certain statements included in this report which are not statements of historical fact are intended to be, and are hereby identified as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Such factors include such things as product demand and market acceptance; the economic and business environment and the impact of governmental regulations, both in the United States and abroad; the effects of competitive products and pricing pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this report or to update them to reflect events or circumstances occurring after the date of this report.

The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FEMALE HEALTH COMPANY
Date: November 25, 2003
BY  /s/ O.B. Parrish
  O.B. Parrish, Chairman and
  Chief Executive Officer

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